EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT

         AGREEMENT (the "AGREEMENT"), dated as of July 15, 2004, is between and among AROTECH CORPORATION, a Delaware corporation (the "BUYER") with its principal place of business located at 250 West 57th Street, Suite 310, New York, New York 10107, ARMOUR OF AMERICA, INCORPORATED, a California corporation with its principal place of business at 1814 West 135th Street, Gardena, California 90249 (the "COMPANY"), and ARTHUR G. SCHREIBER, the sole shareholder of the Company, with a principal residence at 211 Spalding Drive #101N, Beverly Hills, California 90212 (the "SHAREHOLDER").

         WHEREAS, the Buyer has proposed to purchase and the Shareholder has proposed to sell all of the outstanding shares of Common Stock issued by the Company (the "COMPANY COMMON STOCK") and the shareholder and sole member of the Board of Directors of the Company has determined that it is in the best interests of the Company and the Shareholder to consent to that purchase and sale (the "PURCHASE/SALE") upon the terms and conditions set forth herein;

    NOW, THEREFORE, the Buyer, the Company and the Shareholder hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINED TERMS. For the purposes of this Agreement, the terms listed below shall have the following meanings:

                  1.1.1 "AGREEMENT" shall mean this agreement, as it may be amended from time to time.

                  1.1.2 "AROTECH COMMON STOCK" shall mean the Common Stock, with $0.01 par value, issued by the Buyer.

                  1.1.3 "ASSOCIATION" shall have the meaning defined in Section 10.2.

                  1.1.4 "BURDENSOME CONDITION" shall have the meaning defined in Sections 6.2.9.

                  1.1.5 "BUYER" shall mean Arotech Corporation, a Delaware corporation.

                  1.1.6 "BUYER'S ACCOUNTANT" shall mean Stark, Winter, Schenkein & Co., LLP, or any other certified public accountant that shall be designated by Buyer.

                  1.1.7 "CLAIM" shall have the meaning defined in Section 8.4.

                  1.1.8 "CLOSING" shall have the meaning defined in Section 7.1.

                  1.1.9 "CLOSING CONSIDERATION" shall have the meaning defined in Section 2.3.

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                  1.1.10  "CLOSING  CASH  CONSIDERATION"  shall have the meaning defined in Section 2.3.

                  1.1.11  "CLOSING  DATE"  shall  have the  meaning  defined  in
         Section 7.1.

                  1.1.12 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  1.1.13 "COMPANY" shall mean Armour of America, Inc., a California corporation.

                  1.1.14 "COMPANY COMMON STOCK" shall mean the Company's Common Stock, par value $1.00 per share.

                  1.1.15 "COMPANY FINANCIAL STATEMENTS" shall have the meaning defined in Section 3.14.

                  1.1.16 "DISCLOSURE SCHEDULE" shall have the meaning defined in
         Section 1.3.

                  1.1.17  "DISPUTE  NOTICE"  shall have the  meaning  defined in
         Section 10.1.

                  1.1.18  "DOWN  PAYMENT"  shall  have the  meaning  defined  in
         Section 2.3.1.

                  1.1.19 "EBIT" shall mean the income of the Company before any deductions for interest expenses or taxes, but otherwise as determined in accordance with generally accepted accounting principles, consistently applied from period to period.

                  1.1.20 "EBIT CALCULATION PERIOD" shall have the meaning defined in Section 2.5.3.

                  1.1.21 "EARNOUT CONSIDERATION" shall have the meaning defined in Section 2.5.

                  1.1.22  "EARNOUT  ORDER"  shall  have the  meaning  defined in
         Section 2.5.1.

                  1.1.23 "EARNOUT STOCK CONSIDERATION" shall have the meaning defined in Section 2.5.1.

                  1.1.24   "ESCROW AGENT" shall mean M. Neil Cummings, Esq.

                  1.1.25 "ESCROW  AGREEMENT"  shall have the meaning  defined in
         Section 2.3.

                  1.1.26 "ESCROW CONSIDERATION" shall have the meaning defined in Section 2.3.


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                  1.1.27  "ESCROW  ORDER"  shall  have the  meaning  defined  in
         Section 2.4.1.

                  1.1.28 "EXTRAORDINARY COSTS" shall have the meaning defined in
         Section 2.5.4.

                  1.1.29 "FORCE MAJEURE" with respect to any party to this Agreement shall mean all prevention, delays or stoppages when the same is caused by and due to Acts of God (e.g., fire, flood, earthquake) and extraordinary acts of man (e.g., war, insurrection, civil unrest, strike) and/or other extraordinary, causes not reasonably foreseeable and beyond the reasonable control of the party obligated to perform, except that Force Majeure shall only excuse the performance of such party for the period of time equal to the duration of any such prevention, delays and/or stoppages, after which time the performance of all obligations under this Agreement shall no longer be excused. The inability of Buyer to raise or pay all or any part of the Purchase Price due to a loan, credit application or asset sale being denied or refused by a lender or lenders, or a buyer or buyers, shall not be considered Force Majeure.

                  1.1.30 "GOVERNMENTAL AUTHORITY" shall mean any nation, territory or government, foreign or domestic, any state, local or other political subdivision thereof, and any bureau, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities.

                  1.1.31  "INDEMNIFIED  PARTY" shall have the meaning defined in
         Section 8.3.

                  1.1.32 "INDEMNIFYING PARTIES" shall have the meaning defined in Section 8.4.

                  1.1.33  "INDEMNITY  NOTICE" shall have the meaning  defined in
         Section 8.4.

                  1.1.34 "INTELLECTUAL PROPERTY" shall mean any and all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how, whether now existing or hereafter developed, including without limitation Patents and Marks, to which the Company has any rights. Until such time as any particular patent has issued in accordance with the terms of a patent application, the term "Intellectual Property" shall be deemed to include all inventions claimed in such patent application. The term "Intellectual Property" shall also include all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how included in any patent application but which have not been included within an allowed claim in any patent.

                  1.1.35 "INTERIM FINANCIAL STATEMENTS" shall have the meaning defined in Section 3.14.


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                  1.1.36   "LIEN"  shall  mean  any   interest,   consensual  or
         otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, incorporeal hereditament, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease,
         consignment   or  bailment  for  security   purposes  and  other  title
         exceptions and encumbrances affecting the property.

                  1.1.37 "LOSSES" shall have the meaning defined in Section 8.1.

                  1.1.38 "MARKS" shall mean all trademarks, service marks, trade dress and trade names, including all registrations and applications with respect thereto, and all copyright registrations owned by the Company or in which the Company has any rights or licenses.

                  1.1.39 "MATERIAL ADVERSE CHANGE" means any material adverse change in the business (as now conducted or as proposed to be conducted by the Company at the date hereof and at the Closing Date), assets, financial condition, liabilities, operations or prospects of the Company.

                  1.1.40 "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business (as now conducted or as proposed to be conducted by the Company at the date hereof and at the Closing Date), assets, financial condition, liabilities, operations or prospects of the Company.

                  1.1.41 "ORGANIZATIONAL DOCUMENTS" shall mean a corporation's Articles of Incorporation, Certificate of Incorporation, By-Laws or equivalent organizational documents.

                  1.1.42 "PATENTS" shall mean shall mean the Company's right, title and interest in and to all unexpired domestic and foreign patents, patent applications, similar grants and applications therefor, and any improvements, continuations, continuations-in-part, divisionals, extensions, reissues, reexaminations or substitutions thereof, and any and all inventions embodied within the foregoing.

                  1.1.43 "PERSON" shall mean any individual or any corporate or other entity, including without limitation federal, state, local and foreign governmental agencies and all subdivisions thereof.

                  1.1.44 "PLAN" shall have the meaning defined in Section 3.19.


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                  1.1.45  "PURCHASE  PRICE"  shall have the  meaning  defined in
         Section 2.2.

                  1.1.46 "PURCHASE/SALE" shall mean the purchase and sale of the Company Common Stock pursuant to this Agreement

                  1.1.47 "REQUISITE REGULATORY APPROVAL" shall have the meaning defined in Section 6.1.2.

                  1.1.48  "RESOLUTION  NOTICE" shall have the meaning defined in
         Section 10.1.

                  1.1.49  "REVIEW  NOTICE"  shall  have the  meaning  defined in
         Section 10.1.

                  1.1.50 "SHAREHOLDER" shall mean Arthur G. Schreiber.

                  1.1.51  "SHAREHOLDER'S   ACCOUNTANT"  shall  mean  Castillo  &
         Ebenhoch.

                  1.1.52 "STOCK DEPOSIT DATE" shall have the meaning  defined in
         Section 2.5.1.

                  1.1.53 "SUBCHAPTER S TAX LIABILITY" shall mean the federal and state income Taxes payable by the Shareholder with respect to the taxable income realized by the Company in 2003 and 2004 that is allocated to the Shareholder pursuant to Subchapter S of the Code, calculated for the Shareholder upon the assumption that such allocated taxable income will be subject to income tax at the highest marginal rate under the Code or other applicable taxing statute.

                  1.1.54  "TAX"  means any  federal,  state,  local,  or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, assessment or levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  1.1.55 "TAX RETURN" means any federal, state, local or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.1.56 "TRADE SECRETS" shall mean shall mean any and all proprietary technology, knowledge, formulas, specifications, processes, techniques, technical data and other know-how, whether now existing or hereafter developed, to which the Company has any rights. Until such time as any particular patent has issued in accordance with the terms of a patent application, the term "Trade Secrets" shall be deemed to include all inventions claimed in such patent application. The term "Trade Secrets" shall also include all proprietary technology,


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         knowledge, formulas,  specifications,  processes, techniques, technical data and other know-how included in any patent application but which have not been included within an allowed claim in any patent.

                  1.1.57  "UNAFFILIATED   ACCOUNTANT"  shall  have  the  meaning
         defined in Section 10.1.

         1.2 OTHER DEFINITIONAL MATTERS. Other terms used herein are defined in the preamble and elsewhere in this Agreement Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         1.3 DISCLOSURE STANDARDS. Immediately prior to the execution and delivery of this Agreement, the Shareholder has delivered to the Buyer, and the Buyer has delivered to the Shareholder, a schedule ("DISCLOSURE SCHEDULE") setting forth, among other things, on schedules corresponding to the Sections hereof, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations, warranties or covenants contained in this Agreement, or that are necessary to make the statements made in this Agreement and in the Disclosure Schedule, individually and taken as a whole, not misleading.

                                   ARTICLE II

               PURCHASE/SALE AND TRANSFER OF COMPANY COMMON STOCK

         2.1 PURCHASE/SALE. Subject to the terms and conditions of this Agreement, the Buyer shall purchase and the Shareholder shall sell all of the Company Common Stock at the Closing, effective as of the Closing Date.

         2.2 PURCHASE PRICE. The aggregate purchase price (the "PURCHASE PRICE") for all of the issued and outstanding shares of the Company Common Stock is the sum of the Closing Consideration established pursuant to Section 2.3 and the Earnout Consideration established pursuant to Section 2.5; provided, however, that under no circumstances shall the aggregate Purchase Price to be paid by the Buyer be in excess of $40,000,000.

         2.3 CLOSING CONSIDERATION. The portion of the Purchase Price payable in cash at the Closing (the "CLOSING CONSIDERATION") will be an amount equal to (i) $22,000,000 in cash to the Shareholder at the closing (the "CLOSING CASH CONSIDERATION"), and (ii) $3,000,000 in cash (the "ESCROW CONSIDERATION") to the Escrow Agent, to be held in an escrow account (the "ESCROW ACCOUNT") pursuant to the terms of an escrow agreement in substantially the form of Exhibit 2.3 hereto (the "ESCROW AGREEMENT"), a copy of which has been executed by the parties thereto simultaneously with the execution of this Agreement.

                  2.3.1 On or prior to the date hereof, the Buyer has transferred to the Escrow Agent the sum of $500,000 (the "DOWN PAYMENT"), receipt of which the Shareholder hereby acknowledges, to be held by the Escrow Agent in the Escrow Account pursuant to the terms of the Escrow Agreement.


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                  2.3.2  The  Closing  Cash  Consideration  shall be paid at the
         Closing by (i) release to the Shareholder of the Down Payment, and (ii) delivery to the Shareholder by wire transfer of funds to an account specified by the Shareholder pursuant to Section 7.2.1 hereof in the amount of $21,500,000, or such lesser amount as shall be due after operation of the provisions of Section 7.1 hereof.

                  2.3.3 The Escrow Consideration shall be paid at the Closing by wire transfer of funds to an account specified by the Escrow Agent pursuant to Section 7.2.2 hereof in the amount of $3,000,000, to be held in escrow in the Escrow Account pursuant to the terms of the Escrow Agreement.

         2.4 ESCROW CONSIDERATION. The Escrow Consideration shall be released from the Escrow Account as follows:

                  2.4.1 Within 15 days after the receipt by the Company prior to December 31, 2005 and delivery to the Escrow Agent of signed purchase orders or contracts, with estimated gross profit margins relatively consistent with historical levels, from specific programs that are identified in writing by the Buyer and the Shareholder, in the cumulative amount of not less than $2,000,000 (an "ESCROW ORDER"), the amount of $3,000,000 will be released to the Shareholder from the Escrow Account. Any dispute with respect to this subsection shall be resolved in the manner specified in Section 10.1.

                  2.4.2 Any money remaining in the Escrow Account on January 1, 2006 shall be returned to the Buyer as soon as practicable after such date.

         2.5 EARNOUT CONSIDERATION. The portion of the Purchase Price payable on the basis of the operations of the Company following the Closing (the "EARNOUT CONSIDERATION") will equal the following:

                  2.5.1 If at any time prior to December 31, 2005 the Company receives signed purchase orders or contracts, which shall be promptly delivered to the Escrow Agent, with estimated gross profit margins relatively consistent with historical levels, in the cumulative amount of at least $15,000,000, from specific programs that are identified in writing by the Buyer and the Shareholder (an "EARNOUT ORDER"), then the Buyer shall pay or shall cause the Company to pay and deliver to the Shareholder cash or, at Buyer's option, an amount in Arotech Common Stock having a value equal to $15,000,000 (the "EARNOUT STOCK CONSIDERATION"), with such payment and delivery to be made 15 days after receipt of such a signed purchase order or contract, (the "STOCK DEPOSIT DATE"). The number of shares of Arotech Common Stock to be delivered to the Shareholder shall be determined based upon the average of the last sale price during the five trading days immediately preceding the date of the Earnout Order. The Buyer shall then have a period of up to 60 days after the Stock Deposit Date in which to register and sell the Earnout Stock Consideration, such that the Shareholder receives $15,000,000 in net cash proceeds pursuant to the procedures established in Section 2.5.2 below. Any questions regarding


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         the computation of the Earnout Stock Consideration shall be resolved in the manner specified in Section 10.1. The Buyer, Shareholder and the Company shall use their commercially reasonable best efforts to obtain such signed purchase orders or contracts for the Earnout Order by December 31, 2005. However, the Shareholder shall receive the Earnout
         Stock   Consideration  if  the  Earnout  Order  is  a  linked  contract consisting of a prototype order obtained by December 31, 2005 followed by a production order, the latter of which must be signed by June 30, 2006.

                  2.5.2 In connection with the Earnout Stock Consideration, the Buyer will implement as rapidly as possible the sale, in one or more transactions, of that number of the shares of the Earnout Stock
         Consideration as will be required to generate net proceeds to the Shareholder (after all transactional expenses) of $15,000,000 and, within three (3) business days following each such sale, to disburse such net proceeds to the Shareholder by wire transfer to an account or accounts designated by the Shareholder. Unless at the written directive of the Shareholder, no sales of shares of the Earnout Stock Consideration will be completed at a price that is less than 80% of the price per share that was the valuation basis for the issuance of the Earnout Stock Consideration. All cumulative net proceeds in excess of $15,000,000 shall be delivered to the Buyer. If any such excess cumulative net proceeds are not delivered to the Buyer, the Buyer may deduct an amount equal to such excess cumulative net proceeds from any Earnout Consideration to be paid. If as of the sixtieth (60th) day following the Stock Deposit Date, the cumulative net proceeds from the sale of the Earnout Stock Consideration distributed to the Shareholder equals less than $15,000,000, then the Shareholder shall have the right, as of or at any time after such sixtieth (60th) day, exercisable by written notice delivered to the Buyer, to require that the Buyer pay to the Shareholder in cash any remaining sums due in order to cause the amount of Earnout Stock Consideration paid to be equal to $15,000,000.

                  2.5.3 The Buyer shall pay to the Shareholder as the Earnout Consideration for operations of the Company an additional amount, one-half in cash and one-half in registered stock (valued at the average of the last sale price of the Buyer's common stock on the Nasdaq National Market during the five trading days immediately preceding the payment date) equal to the amount, if any, by which (i)
         3.0 times the amount by which EBIT realized by the Company from all operations (not including any EBIT realized by the Company from a Navair CH-46 order (under contract dated 6/10/04), an Escrow Order, and/or an Earnout Order which have become part of the Purchase Price) during the eighteen months ending December 31, 2005 (the "EBIT CALCULATION PERIOD") exceeds (ii) $9,000,000; provided, however, that under no circumstances shall the amount of Earnout Consideration payable by the Buyer pursuant to this subsection exceed $7,000,000. However, if the Shareholder does not receive any Escrow Consideration and/or Earnout Stock Consideration, then the EBIT contribution from the respective contracts that could have resulted in such Consideration shall be included in the EBIT Calculation Period. For such purposes the EBIT realized by the Company for the EBIT Calculation Period will be


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         determined  in  accordance  with  U.S.  generally  accepted  accounting principles consistently applied from period to period, but subject to the limitation on Extraordinary Costs of the Company as provided in
         Section 2.5.4. The Buyer will cause the Buyer Accountants, not later than March 31, 2006, to prepare and deliver to the Shareholder and the Buyer an audited financial statement of the Company for the EBIT Calculation Period, together with a computation prepared by the Buyer's Accountants of the Company's EBIT for the EBIT Calculation Period based upon the information contained in that financial statement and the Earnout Consideration payable to the Shareholder based upon that EBIT. Not later than April 30, 2006, the Buyer shall pay to the Shareholder, by wire transfer of funds, the amount specified by the Buyer's Accountants as the Earnout Consideration. Any questions regarding that computation of the Earnout Consideration shall be resolved in the manner specified in Section 10.1.

                  2.5.4 During the EBIT Calculation Period, the Buyer will cause the operation of the Company's business to be conducted in a commercially reasonable manner consistent with past practices and in the ordinary course. In computing the EBIT for purposes of the Earnout Consideration, expenses outside the ordinary course that are not consistent with past practices ("EXTRAORDINARY COSTS") shall not be deducted from EBIT, it being agreed that all costs in connection with the addition of a marketing manager, an operations manager, and the leasing of additional space shall not be considered Extraordinary Costs.

                  2.5.5 If the EBIT for the EBIT Calculation Period (not including EBIT realized by the Company from a Navair CH-46 order (under contract dated 6/10/04), an Escrow Order, and/or an Earnout Order) equals or exceeds $9.0 million, and EBIT for the twelve months ended June 30, 2004 (not including any EBIT realized by the Company from a Navair CH-46 order (under contract dated 6/10/04), an Escrow Order, and/or an Earnout Order) equals or exceeds $6.0 million, then Buyer shall pay Shareholder by wire transfer of funds, by no later than April 30, 2006, the amount of such EBIT for the twelve months ended June 30, 2004 that is in excess of $6.0 million. However, if the Shareholder does not receive any Escrow Consideration and/or Earnout Stock Consideration, then the EBIT contribution from the respective contracts that could have resulted in such Consideration shall be included in the EBIT Calculation Period.

                  2.5.6 In the event that prior to December 31, 2005, (i) the Buyer shall sell the Company or its business, or (ii) the Buyer shall sell fifty and one tenth percent (50.1%) of the Common Stock of the Buyer, or (iii) the Buyer shall sell or cede majority control of the Board of Directors of the Buyer, the amount of the Escrow and Earnout Consideration shall be a lump-sum payment of $7,000,000, irrespective of the C-17 contract status or the level of EBIT achieved, and shall be paid within 10 days of such event. The Escrow Consideration and the Earnout Consideration associated with the Earnout Order shall be obligations of the Company to be assumed by any purchaser of the assets or stock of the Company, and shall remain in full force and effect as


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

         obligations of the Company. However, such payments cannot result in the Purchase Price exceeding $40,000,000.

         2.6 TRANSFER OF SHARES. At the Closing, the Shareholder shall transfer all of the shares of Company Common Stock registered in the Shareholder's name or otherwise beneficially owned by the Shareholder to the Buyer by endorsing (by means of an undated stock power executed in blank) and delivering to the Buyer the original Stock Certificate(s) representing such shares of Company Common Stock.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

         The Shareholder hereby represents and warrants to the Buyer that:

         3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby. The Company is not, by the manner in which it conducts its business or owns or leases its property, required to be qualified as a foreign corporation to do business in any other jurisdictions. The Disclosure Schedules contain true, complete and accurate copies of the Organizational Documents of the Company.

         3.2 ORGANIZATIONAL DOCUMENTS; CORPORATE RECORDS. The Company has heretofore made available to the Buyer a complete and correct copy of its Organizational Documents, each as amended to date. Such Organizational Documents are in full force and effect. The Company is not in violation of any provision of its Organizational Documents. The minute books of the Company, which have heretofore been made available in their entirety to the Buyer, contain in all material respects true and correct records of all meetings held or true and complete records of all other corporate actions taken at any time by written consent or otherwise by its shareholders or Board of Directors or by any committee of the Board of Directors.

         3.3      CAPITALIZATION.

                  3.3.1 The authorized capital stock of the Company consists of seventy-five thousand (75,000) shares of the Company Common Stock. As of the date hereof and as of the Closing Date and the Closing, one hundred thirteen (113) shares of the Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                  3.3.2 Except as set forth in Schedule 3.3.2, (i) there are no outstanding subscriptions, options, warrants, calls, preemptive or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other entity.

         3.4 OWNERSHIP OF COMPANY COMMON STOCK. All of the shares of Company Common Stock are held of record and beneficially by the Shareholder, in the amount set forth opposite the Shareholder's name on the signature page hereof, free and clear of all Liens of any nature whatsoever, and no other shares of Company Common Stock are issued or outstanding. All of the shares of Common Stock are duly authorized, validly issued in compliance with all applicable laws, and are fully paid and nonassessable and free of preemptive or similar rights created by statute, the Organizational Documents of the Company, or any other agreement to which the Company is a party or by which it is bound.

         3.5      AUTHORITY.
                  ---------
                  3.5.1 The Shareholder has the requisite legal capacity, power and authority to enter into and to perform his obligations under this Agreement and this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

                  3.5.2 The Company has full corporate power and authority (i) to execute and deliver this Agreement; (ii) to perform its obligations under this Agreement and (iii) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and shareholders of the Company and no other corporate or other proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         3.6      NO CONFLICT.

                  3.6.1 Except as provided in Schedule 3.6, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Company, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company, or by which any property or asset of the Company is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or, except as set forth in Schedule 3.6, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of the Company pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party, or by which the Company is bound or affected.

                  3.6.2 Except as provided in Schedule 3.6, neither the execution, delivery nor performance of this Agreement by the
         Shareholder nor the consummation of the transactions contemplated hereby, nor compliance by the Shareholder with any of the terms and conditions hereof, will (i) conflict with, violate or result in the breach of any provision of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company or to the Shareholder or by which the Company Common Stock held by the Shareholder is bound or affected or (ii) conflict with, violate or result in the breach of any provision of or any loss of any benefit under, constitute a default (or an event, which, with notice of lapse of time or both, will constitute a default) under or result in the creation of a Lien, pledge, security interest, charge or any other encumbrance on any Company Common Stock owned by the Shareholder, pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or other obligation to which the Shareholder is party.

                  3.6.3 Except as provided in Schedule 3.6, neither the execution, delivery and performance of this Agreement by the Company or the Shareholder, nor the consummation by the Company or the Shareholder of the transactions contemplated hereby, nor compliance by the Company or the Shareholder with any of the terms or provisions hereof or thereof, will result the cancellation or termination of, or give any party the right to cancel, modify or amend: (i) any security clearance held by the Company, the Shareholder or any employee of the Company and used or useful in connection with its business or (ii) any agreement for the sale of materials, products, services or supplies or qualification authorizing or permitting the Company to sell materials, products, services or supplies or qualification to any person.

         3.7 CONSENTS AND APPROVALS. Except as provided in Schedule 3.7, the execution, delivery and performance of this Agreement by the Company or the Shareholder does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or with any third party. Neither the Company nor the Shareholder is aware of any reason why the approvals, consents and waivers referred to herein should not be obtained.

         3.8 ABSENCE OF CERTAIN PAYMENTS. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company, has used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder.

         3.9 COMPLIANCE. The Company has secured and maintained all material licenses, franchises, permits or authorizations for the lawful conduct of its business. The Company has in all material respects complied with and is not in material conflict with, or in default or material violation of, (i) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Authority, applicable to the Company or by which any property or asset of the Company is bound or affected or (ii) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected.

         3.10     TAXES AND TAX MATTERS.

                  3.10.1 The Company has filed all Tax Returns that it has been required to file since January 1, 1999. All such Tax Returns were correct and complete in all respects. All such Tax Returns were filed on the basis that the Company was an electing corporation under Subchapter S of the Code. All Taxes owed by the Company with respect to its income (whether or not shown on any Tax Return) have been paid. Except for taxes payable with respect to the Company's operation in 2004 that are not yet due and payable, all Taxes owed by the Shareholder with respect to the income of the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company is not required to file Tax Returns in any jurisdiction where the Company does not file Tax Returns. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  3.10.2 The Company has withheld and paid all Taxes required to be withheld or paid by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                  3.10.3 There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the Company and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns filed by the Company since January 1, 1999, none of which have been the subject of any examination reports, or statements of deficiencies.

                  3.10.4 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  3.10.5 The Company elected as of 1972 to report its taxes under Subchapter S of the Code and such election remains in effect as of the date of this agreement.

         3.11 ASSETS. The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liens, other than (i) statutory liens securing current taxes and other obligations that are not yet delinquent, (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties and (iii) liens disclosed in Schedule 3.11. The assets that the Company owns are all of the assets necessary for the continued conduct of the Company's business in the manner in which it has heretofore been conducted. The Company does not have any leased property (real or personal) except as disclosed in Schedule 3.11.

         3.12 CONDITION OF ASSETS. All of the assets of the Company, including any assets held under leases or licenses, will be in the same condition and repair as of the date of this Agreement, ordinary wear and tear excepted.

         3.13 EQUITY INVESTMENTS. Except as set forth in Schedule 3.13, the Company does not currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

         3.14 FINANCIAL STATEMENTS. The balance sheets and related statements of operations and cash flows of the Company (the "COMPANY FINANCIAL STATEMENTS") prepared by the Shareholder's Accountant as of and for the periods ended December 31, 2003 and 2002, and the internally prepared balance sheet and related statement of operations of the Company as of and for the period ended March 31, 2004 (the "INTERIM FINANCIAL STATEMENTS"), that are included as
Exhibit 3.14 fairly present in all material respects the financial position of the Company as at such dates and the results of its operations for the periods then ended, subject to, in the case of the Interim Financial Statements, adjustments required in the normal course for the three months ended March 31, 2004. Since the date of the Interim Financial Statements, there has been no Material Adverse Change. To the knowledge of the Shareholder based upon his general familiarity with the financial condition and results of operations of the Company and upon his review of the preliminary drafts of the internally prepared balance sheet and related statement of operations of the Company as of and for the nine-month period ended March 31, 2004, the unaudited financial statements of the Company for that nine-month period, consistently applied from period to period, will reflect EBIT of not less than $4,500,000 and net worth as of March 31, 2004 of not less than $6,000,000, except that it is understood that the net worth as reflected in the financial statements shall be reduced by (a) approximately $1.3 million for valuation of molds, and (b) sums paid between January 1, 2004 and March 31, 2004 in respect of the Shareholder's Subchapter S Tax Liabilities. Since March 31, 2004, the Company has made no distributions to the Shareholder, except for taxes.

         3.15 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company Financial Statements, the Company has no liabilities of any nature (matured or unmatured, accrued, fixed or contingent, including, without limitation, any liabilities for unpaid taxes), except as have accrued in the ordinary course of business from the date of the Interim Financial Statements to the date of this Agreement and to the Closing Date.

         3.16 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Interim Financial Statements, except as set forth in Schedule 3.16, the Company has conducted its business only in the ordinary course and in manners consistent with past practice and there has not been (i) either individually or in the aggregate, any change or effect that is or would be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company, (ii) any material damage, destruction or loss with respect to any property or asset of the Company, (iii) any change by the Company in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (iv) any entry by the Company into any contract or commitment of more than $25,000, (v) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, other than in the ordinary course of business consistent with past practice, (vi) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of the Company with a value in excess of $25,000 in the aggregate, (vii) any acquisition or disposition of any assets or properties having a value in excess of $25,000, or any contract for any such acquisition or disposition entered into, or (viii) any lease of real or personal property entered into, other than in the ordinary course of business consistent with past practice.

         3.17 NO BONUSES OR OTHER PAYMENTS TO EMPLOYEES, DIRECTORS, OFFICERS. Since December 31, 2003, except in the ordinary course of business or as set forth in Schedule 3.17, the Company has not (i) paid or agreed to pay any bonus or any other increase in the compensation payable or to become payable or (ii) granted or agreed to grant any bonus, severance or termination pay, or entered into any contract or arrangement to grant any bonus, severance or termination pay, to any director, officer or employee of the Company. Except as set forth in
Schedule 3.17, the Company has made no severance or similar commitment to any of its employees. Without limiting the generality of the preceding sentences, the Company has not paid or agreed to pay any payments that would result, either individually or in aggregate, in the payment of an "excess parachute payment" within the meaning of Section 208G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

         3.18 ABSENCE OF LITIGATION. Neither the Company nor the Shareholder is a party to any, nor are there any pending, or to the knowledge of the Company or the Shareholder, threatened legal, administrative, arbitral or other claims, actions, proceedings or investigations of any material nature, against the Company or any property or asset of the Company, before any Governmental Authority and no facts or circumstances have come to the Company's or the Shareholder's attention which have caused it to believe that a material claim, action, proceeding or investigation against or affecting the Company could reasonably be expected to occur. Neither the Company, nor any property or asset of the Company, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         3.19 EMPLOYEE BENEFITS. Attached as Exhibit 3.19 is the Company's "Employee Manual" detailing the employee benefits established by the Company for its employees. Except as set forth in Schedule 3.19, the Company does not currently maintain any pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay or other similar plans, programs or agreements, or any personnel policy, whether reduced to writing or not, relating to any persons employed by the Company (as defined for purposes of Section 414(b), (c) and (m) of the Code, a "PLAN") and has no liability under ERISA or any other law or regulation relating to any Plans. The Company has never been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of ERISA.

         3.20 WORK STOPPAGES. No work stoppage involving the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in, or, to the knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Company. No employees of the Company are represented by any labor union, and, to the knowledge of the Company, no labor union is attempting to organize employees of the Company.

         3.21     INTELLECTUAL PROPERTY RIGHTS.

                  3.21.1 The Marks that are listed in Schedule 3.21 are the only trademarks, service marks, trade names, trade dress and copyrights used or proposed to be used by the Company in its business. To the Company's knowledge, the Company is the sole and exclusive owner of such Marks, free and clear of all Liens and the use by the Buyer of such Marks will not infringe upon any trademark, service mark, trade name, trade dress or copyright belonging to any other Person.

                  3.21.2 The Patents that are listed in Schedule 3.21 are the only patents and patents applications used or proposed to be used by the Company in its business. To the Company's knowledge, the Company is the sole and exclusive owner of such Patents and patent applications, free and clear of all Liens and the use by the Buyer of such Patents will not infringe upon any patent or patent application belonging to any other Person.

                  3.21.3 The Company has not misappropriated any of the Intellectual Property from any third Person and the Company has taken all reasonable security measures to protect and maintain the secrecy, confidentiality and value of any Intellectual Property owned by the Company and used in its business.

                  3.21.4 No other Person has any right, title or interest in any Patent, Trade Secret or Mark, which has arisen out of the activities by the Company or on behalf of the Company by any of its current or former officers, directors, employees, consultants or agents or any holder of securities of the Company.

         3.22 PROPRIETARY INFORMATION OF THIRD PARTIES. To the knowledge of the Company, no third party has claimed that the Company or any person employed by or otherwise providing services to the Company has (i) violated any of the terms or conditions of his or her employment, non-competition, non-disclosure or inventions agreement with such third party, (ii) disclosed or utilized any trade secret of such third party or (iii) interfered in the employment relationship between such third party and any of its present or former employees.

         3.23 ENVIRONMENTAL LIABILITY. Except as disclosed in Schedule 3.23, the Company is in full compliance with all Environmental Laws (as defined below). There is no litigation or other proceeding seeking to impose, or that could reasonably result in the imposition on the Company of any liability arising under any of the Environmental Laws, pending or, to the knowledge of the Company, threatened or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome against the Company; the Company does not have any knowledge of any reason for any such potential litigation that would impose any such liability; and the Company is not subject to any agreement, order, judgment, decree, or memorandum by or with any Governmental Authority or third party imposing any such liability. For the purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.

         3.24 COMPETING INTERESTS. Except as set forth in Schedule 3.24, neither the Company, nor any director or officer of the Company, or any immediate family member of any of the foregoing (i) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (ii) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any agreement or other business relationship or arrangement material to the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than Three Percent (3%) of the outstanding securities in such class

         3.25 NO GOVERNMENTAL CONSENT OR APPROVAL REQUIRED. Except as set forth in Schedule 3.7, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority or body is required for or in connection with the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement.

         3.26 INVESTMENT BANKER. Except for Oppenheimer & Co., Inc., no broker, finder or investment banker, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         3.27 COMPETING INTERESTS. Neither the Shareholder, nor or any immediate family member of any of the foregoing (i) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (ii) is a party to, or otherwise has any direct or indirect interest opposed to the

Company under, any agreement or other business relationship or arrangement material to the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than three percent (3%) of the outstanding securities in such class.

         3.28 DISCLOSURE. No representation or warranty of the Company or the Shareholder contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Company or the Shareholder to be material to the Purchase/Sale and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of the Company or the Shareholder, has been withheld from, or has not been delivered in writing to, the Buyer.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer represents and warrants to the Company and the Shareholder that, except as set forth in the appropriately numbered Disclosure Schedules delivered by the Buyer to the Company and the Shareholder:

         4.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

         4.2 AUTHORITY. The Buyer has full corporate power and authority (i) to execute and deliver all documents to be executed by the Buyer in connection with or pursuant to this Agreement; (ii) to perform its obligations under this Agreement and (iii) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         4.3 NO CONFLICT. Neither the execution, delivery and performance of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Buyer, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to the Buyer, or by which any property or asset of the Buyer is bound or affected, or
(iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, pledge, security interest, charge or other encumbrance on any property or asset of the Buyer pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer is a party, or by which the Buyer is bound or affected.

         4.4 CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by the Buyer does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority or with any third party, except for filings with the Securities and Exchange Commission and the Nasdaq Stock Market. The Buyer is not aware of any reason why the approvals, consents and waivers of Governmental Authorities referred to herein should not be obtained.

         4.5 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to the Company or the Shareholder pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Buyer to be material to the Purchase/Sale and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the knowledge of the Buyer, has been withheld from, or has not been delivered in writing to, the Company.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         5.1 LEGAL CONDITIONS TO PURCHASE/SALE. Each of the Buyer, the Shareholder and the Company shall use his or its commercially reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Purchase/Sale and, subject to the conditions set forth in Article V, to consummate the transactions contemplated by this Agreement and the Escrow Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained in connection with the Purchase/Sale and the other transactions contemplated by this Agreement.

         5.2 ADDITIONAL AGREEMENTS. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Buyer with full title to the Company Common Stock, each party to this Agreement shall take all such necessary action as may be reasonably requested by the Buyer.

         5.3 ORDINARY COURSE OPERATIONS. From the date of this Agreement until the Closing, the Shareholder shall cause the Company to conduct its business only in the ordinary course and in a manner consistent with prior practices. Without limiting the generality of the foregoing, from the date of this

Agreement until the Closing, the Shareholder shall not and shall not permit the Company to directly or indirectly: (i) issue any new shares of Company Common Stock, cause or permit any sale, assignment, transfer or conveyance of any outstanding Company Common Stock, or sell, assign, transfer or convey any of the Company's assets (other than sales of its products in the ordinary course of business); (ii) solicit any offers for, respond to any unsolicited offers for, or enter into or conduct any negotiations in respect of any of the foregoing; or
(iii) in any way assist or encourage any person in connection with any proposed acquisition of any Company Common Stock or any assets of the Company (other than sales of its products in the ordinary course of business). The Buyer acknowledges that the Company, prior to the Closing, will authorize and pay salaries to the Shareholder in the ordinary course and will authorize and pay distributions to the Shareholder of an amount reasonably estimated to fund the Subchapter S Tax Liabilities of the Shareholder for the income of the Company for 2003 and 2004, on the dates, in the amounts and in respect of the periods set forth in Schedule 5.3 hereto. The Shareholder agrees that from the date of this Agreement to the Closing, the Shareholder shall not cause or permit the Company to make any payments to the Shareholder other than salaries in the ordinary course, distributions to fund the liabilities of the Shareholder for taxes with respect to the Company's taxable income and expense and similar reimbursements in the ordinary course.

         5.4 POST-CLOSING TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Shareholder for certain tax matters following the Closing Date:

                  5.4.1 The  Shareholder  shall  prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for the years ended December 31, 2003 and 2004 and all periods ending on or prior to such dates that are filed after the Closing Date. The Buyer shall provide the Shareholder with all access reasonably required to the financial records of the Company to prepare such Tax Returns. The Shareholder shall permit the Buyer to review and approve of each such Tax Return described in the preceding sentence prior to filing, which approval shall not be unreasonably withheld or delayed. The Shareholder confirms that the amounts specified in Schedule 5.3 have prior to the date of this Agreement been distributed by the Company to the Shareholder to fund the Shareholder's Subchapter S Tax Liabilities with respect to the income realized by the Company in 2003 and 2004. The Shareholder agrees that any further distributions that are made to him by the Company from the date of this Agreement to the Closing will be limited to the amounts that the Shareholder estimates will be necessary, when added to the amounts described in Schedule 5.3, to fully fund the Shareholder's Subchapter S Tax Liabilities for all of the taxable income realized by the Company for the full year ended December 31, 2003 and for the period from January 1, 2004 through and including the Closing Date. If, based upon the Tax Returns prepared for the Company by the Shareholder and approved by the Buyer for the years 2003 and 2004, the amounts payable by the Shareholder as Subchapter S Tax Liabilities for the years 2003 and 2004 are more or less than the sum of all distributions made by the Company to the Shareholder to fund such Subchapter S Liabilities, then (i) if the amounts distributed exceed such Subchapter S Liabilities, then the Shareholder shall immediately refund such excess to the Company and (ii) if the amounts distributed are less than such Subchapter S Liabilities, then the Company shall immediately make a distribution of such deficiency to the Shareholder. In either instance, the amount paid by or to the Shareholder shall be recorded as a correcting adjustment to the amounts distributed by the Company to the Shareholder, while he continued to be the holder of the Company Common Stock. Any dispute regarding the computation of the Subchapter S Tax Liabilities of the Shareholder shall be resolved in the manner described in Section 11.1. The amount payable under this Section shall be in addition to all other amounts payable by the Buyer under this Agreement. Except as expressly provided in this Section, the Shareholder shall be solely responsible for the payment of Taxes due under such Tax Returns (whether or not shown in those Tax Returns) and shall indemnify and hold the Company and the Buyer harmless from any liability for any income Taxes payable with respect to the income realized by the Company prior to the Closing Date. The Shareholder shall be responsible for the payment of 2004 Taxes only on the Company income earned and computed up to the Closing Date.

                  5.4.2 The Buyer shall cause the Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending after the Closing Date.

                  5.4.3 If requested by the Buyer by written notice delivered within 180 days following the Closing Date, the Buyer, the Company and, if required, the Shareholder shall sign and file Form 8023 providing for an election under Section 338(h)(10) of the Code with respect to the transactions contemplated by this Agreement and the Shareholder shall cooperate in good faith with Buyer in making that election. As a condition to the agreement and cooperation of the Shareholder in making the election under Section 338(h)(10), Buyer agrees to promptly reimburse Shareholder for all additional federal and state income tax incurred by Shareholder (or the Company prior to the Closing Date) as a result of making that election. The Shareholder shall cause the Shareholder's Accountant, as soon as reasonably possible after the Shareholder receives the written request from the Buyer regarding an election under 338(h)(10), to prepare and to provide to the Buyer a written determination of all such additional taxes and such amount shall be payable by the Buyer to the Shareholder not later than twenty
         (20) days before such taxes will be payable by the Shareholder. Any dispute regarding the computation of the taxes payable by the Shareholder as a result of the election under Section 338(h)(10) shall resolved in the manner described in Section 10.1. The amount payable under this Section shall be in addition to all other amounts payable by the Buyer under this Agreement.

                  5.4.4 Buyer, the Company and the Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes, with the Shareholder having the right and responsibility to conduct and resolve (and to indemnify the Buyer and the Company from any liability with respect to) the audit of any returns filed pursuant to Section

         5.4.1 and with the Buyer having the right and responsibility to conduct and resolve (and to indemnify the Shareholder from any liability with respect to) the audit of any returns filed pursuant to Section 5.4.2. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholder agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

                  5.4.5 All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid when due by the Person to whom or which such Taxes are assessed under applicable law and each Person will, at such Person's own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, all other Persons will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         5.5 POST-CLOSING INSURANCE COVERAGE. The Shareholder, Buyer and the Company agree that at all times after the Closing Date, and until the Shareholder is paid all amounts due under this Agreement (and/or until any and all disputes are fully and finally resolved between the parties as to the amounts to be paid to Shareholder), the Company shall maintain insurance coverages in the same types and amounts as are presently being maintained by the Company, as of the date of this Agreement.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.1  CONDITIONS  TO   OBLIGATIONS   OF  ALL  PARTIES.   The  respective
obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, none of which may be waived:

                  6.1.1 No order, injunction or decree (whether temporary, preliminary or permanent) issued by federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Purchase/Sale or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any governmental entity seeking an such injunction, decree, restraint or prohibition shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of the Purchase/Sale or any of the other transactions contemplated by this Agreement.

                  6.1.2 Any filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, governmental entities and authorities) required for the consummation of the transactions contemplated by this Agreement shall have been made or obtained and all such approvals and authorizations (the "REQUISITE REGULATORY APPROVALS") obtained shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority.

         6.2 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer under this Agreement are, at the option of the Buyer, subject to the fulfillment of all of the following conditions on the dates specified below:

                  6.2.1 The Company and the Shareholder shall have demonstrated to the Buyer's satisfaction that (i) during the nine-month period ending March 31, 2004, the Company shall have had EBIT of not less than $4,500,000; (ii) during the nine-month period ending June 30, 2004, the Company shall have had EBIT of not less than $6,000,000; (iii) as of March 31, 2004, the Company's net worth shall not be less than $6,000,000, except that it is understood that the net worth reflected as in the financial statements shall be reduced by (a) approximately $1.3 million for valuation of molds, and (b) sums paid between January 1, 2004 and March 31, 2004 in respect of Subchapter S tax distributions, and (iv) since March 31, 2004 through March 31, 2004, the Company has been operated in the ordinary course consistent with past practice.

                  6.2.2 Since January 1, 2004, there shall not have occurred any distributions to the shareholders of the Company other than the distributions set forth in Schedule 5.4.1 hereto.

                  6.2.3 As of the Closing, the Company shall not, in the Buyer's sole judgment, have suffered any Material Adverse Change.

                  6.2.4 As of the Closing, the Shareholder shall have delivered to the Buyer a written notice confirming that each of the conditions to the Shareholder's obligations under this Agreement that are specified in Section 6.3 have been satisfied or waived by the Shareholder.

                  6.2.5 As of the Closing, each of the representations and warranties of the Shareholder and the Company in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing.

                  6.2.6 On or prior to the Closing, the Shareholder and the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Shareholder and the Company to be performed or complied with by the Shareholder or the Company at or prior to the Closing under this Agreement.

                  6.2.7 On or prior to the Closing, the Company shall have entered into employment agreements in the forms of Exhibits 6.2.7(a) and 6.2.7(b) with the following Persons to continue to perform services for the Company following the Closing Date: (i) Arthur G. Schreiber as a part-time employee for a term of two years; and (ii) John R. Nehmens as a full-time employee for a term of five years.

                  6.2.8 On or prior to the Closing, the Buyer shall have received the opinion of M. Neil Cummings, Esq., dated as of the Closing Date, with respect to the matters set forth in Exhibit 6.2.8.

                  6.2.9 As of the Closing, none of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon the Buyer or any of its subsidiaries that the Buyer reasonably determines would materially impair the value of the Company to the Buyer or be materially burdensome (a "BURDENSOME CONDITION").

                  6.2.10 As of the Closing, neither the Company nor any Shareholder shall have taken any action or made any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

         6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDER. The obligations of the Company and the Shareholder under this Agreement are, at the option of the Company and the Shareholder, subject to the fulfillment or written waiver by the Shareholder of all of the following conditions on or before the dates specified below:

                  6.3.1 As of the Closing, the Buyer shall have delivered to the Shareholder a written notice confirming that each of the conditions to the Buyer's obligations under this Agreement that are specified in
         Section 6.2 have been satisfied or waived by the Buyer.

                  6.3.2 As of the Closing, each of the representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing.

                  6.3.3 On or prior to the Closing, the Buyer shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied with by the Buyer at or prior to the Closing under this Agreement.

                  6.3.4 On or prior to the Closing, the Shareholder shall have received the opinion of Yaakov Har-Oz, Esq., dated as of the Closing Date, with respect to the matters set forth in Exhibit 6.3.4.

                  6.3.5 On or prior to the Closing, the Buyer shall have entered into employment agreements with the Persons listed in Section 6.2.7 upon terms and conditions acceptable to such Persons and such agreements shall be in full force and effect.

                  6.3.6. As of the Closing, none of the Requisite Regulatory Approvals shall impose any Burdensome Condition upon the Shareholder.

                                   ARTICLE VII

                                   THE CLOSING

         7.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Purchase/Sale (the "CLOSING") will take place at 9:00 a.m. on July 30, 2004, or at such other date as is mutually approved by the Company and the Buyer (the "CLOSING DATE"), at the offices of the Buyer in New York, New
York, or at such other time and place as the Buyer and the Shareholder may otherwise agree in writing. The Buyer's refusal to close on or prior to July 30 shall not constitute a breach of this Agreement, provided that for each week past July 30 that the Buyer does not close, the Buyer shall deposit an additional $125,000 with the Escrow Agent, with such sums (the "Additional Down Payment") to be added to the Escrow Consideration and deducted from the Closing Cash Consideration. Refusal by or failure of Buyer to close by August 16, 2004 shall constitute a breach of this Agreement and shall entitle the Shareholder to receive the Down Payment and the Additional Down Payment in accordance with the terms of the Escrow Agreement.

         7.2 DELIVERIES AT CLOSING. Subject to satisfaction of the conditions precedent set forth in this Agreement, at the Closing the parties will deliver the following:

                  7.2.1 The Buyer shall pay to the Shareholder by wire transfer of funds, to an account to be specified by the Shareholder in writing and transmitted to the Buyer as set forth in Section 11.3 hereof at least two (2) business days prior to the Closing Date, the Closing Cash Consideration specified in Section 2.3.2.

                  7.2.2 The Buyer shall pay to the Escrow Agent by wire transfer of funds, to an account to be specified by the Escrow Agent in writing and transmitted to the Buyer as set forth in Section 11.3 hereof at least two (2) business days prior to the Closing Date, the Escrow Consideration specified in Section 2.3.3.

                  7.2.3 The parties shall exchange all other documents that the Company or the Buyer may reasonably request be delivered at the Closing so as effectively to consummate the transactions contemplated hereby.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 INDEMNIFICATION OF THE BUYER. Subject to the limitations in other Sections of this Article VIII, the Shareholder will indemnify and hold Buyer harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorney fees (collectively, "LOSSES"), that Buyer suffers or incurs as a result of or relating to:

                  8.1.1 The breach of any material representation or warranty made by the Company or the Shareholder in this Agreement or pursuant hereto; or

                  8.1.2 The breach of any material covenant or agreement of the Company or the Shareholder under this Agreement.

The sole and exclusive recourse of the Buyer for any Losses within the scope of this Section 8.1 shall be to seek and secure indemnification from the Shareholder in accordance with the terms of this Article VIII.

         8.2 INDEMNIFICATION OF THE SHAREHOLDER. Subject to the limitations in other Sections of this Article VIII, the Buyer will indemnify and hold the Shareholder harmless from any and all Losses (as defined above), that any Shareholder suffers or incurs as a result of or relating to:

                  8.2.1 The breach of any representation or warranty made by the Buyer in this Agreement or pursuant hereto; or

                  8.2.2 The breach of any covenant or agreement of the Buyer under this Agreement.

The sole and exclusive recourse of the Shareholder for any Losses within the scope of this Section 8.2 shall be to seek and secure indemnification from the Buyer in accordance with the terms of this Article VIII.

         8.3 SURVIVAL OF INDEMNIFICATION PROVISIONS. The rights of the Buyer and the Shareholder to indemnification under this Article VIII (each, as such, and "INDEMNIFIED PARTY") will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated, subject to the limitation that the right of any Indemnified Party to indemnity for any Claim under this
Article VIII shall terminate twenty-four (24) months after the Closing Date unless, on or before such date, the Indemnified Party has delivered to the Indemnifying Party an Indemnity Notice with respect to that Claim in the time and manner specified in Section 8.4.

         8.4 NOTICE OF CLAIM. The Indemnified Parties entitled to receive indemnification under this Article VIII agree to give prompt written notice (an "INDEMNITY NOTICE") to the party or parties from whom or which indemnification is sought (the "INDEMNIFYING PARTIES") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "CLAIM"). Such Indemnity Notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Parties will give a later written notice when the amount becomes fixed.

         8.5 THIRD PARTY CLAIMS. If a claim or demand by a third party is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII or under any other provisions of this Agreement providing for indemnification, such Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party setting forth such claims in reasonable detail. The Indemnifying Party shall have thirty (30) days after delivery of such Indemnity Notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnifying Party may not undertake, conduct and control such settlement or defense without the Indemnified Party's consent unless:

                  8.5.1 The Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for any Losses relating thereto;

                  8.5.2 The Indemnifying Party provides  reasonable  evidence to
         the  Indemnified   Party  of  its  financial  ability  to  satisfy  its
         indemnification obligations;

                  8.5.3 The suit, action, claim, liability or obligation does not seek to impose any liability or obligation upon the Indemnified Party other than for money damages;

                  8.5.4 The suit, action, claim, liability or obligation does not relate to the Indemnified Party's customer, supplier, employee, or sales representative relationships or otherwise implicate the ongoing operation of the Indemnified Party's business;

                  8.5.5 If the Indemnifying Party has assumed the defense, the Indemnified Party may participate in any such settlement or defense through counsel chosen by such Indemnified Party, and the fees and expenses of such counsel shall be borne by such Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) there exists a conflict of interest between the interests of the Indemnified Party and the Indemnifying Party or (iii) the Indemnifying Party has after a reasonable time failed to assume such defense and employ counsel;

                  8.5.6 If the Indemnifying Party has assumed the defense, then so long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the written consent of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim without the consent of the Indemnifying Party; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

                  8.5.7 If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Indemnity Notice that it elects to undertake the defense of the claim or is otherwise not permitted to assume such defense under the terms hereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all indemnified parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

         8.6. LIMITATION OF LIABILITY OF SHAREHOLDER. The liability of the Shareholder with respect to any Loss shall be limited as follows:

                  8.6.1 The Shareholder shall be required to indemnify and hold harmless the Buyer with respect to Losses only if and after the aggregate amount of all such Losses of Buyer exceed $250,000, at which point Shareholder will be liable for all Losses in excess of $50,000.

                  8.6.2 Except for Losses resulting from the breach by the Shareholder of any of the post-closing covenants in Sections 5.2 and 5.4, the liability of the Shareholder for Losses shall be limited to
         (i) twenty percent (20%) of the Closing Cash Consideration that has been paid by the Buyer to the Shareholder for the Company Common Stock for Losses resulting from claims that were first asserted during the period from the Closing to June 30, 2005, and (ii) ten percent (10%) of the Closing Cash Consideration that has been paid by the Buyer to the Shareholder for the Company Common Stock for Losses resulting from claims that were first asserted during the period from July 1, 2005 to June 30, 2006. There shall be no limit on the liability of the Shareholder for Losses resulting from the breach by the Shareholder of any of the post-closing covenants in Sections 5.2 and 5.4.

                  8.6.3 Any insurance payments or proceeds obtained by or for the benefit of the Company for the Losses described in Paragraphs 8.6.1 and 8.6.2, above, shall be credited against any liability of the

         Shareholder with respect to any Loss(es), and the Shareholder's liability, if any, under this Paragraph 8.6 shall be reduced by the amount of any such insurance proceeds.

         8.7 LIMITATION OF LIABILITIES OF THE BUYER. The liability of the Buyer with respect to any Losses shall be limited as follows:

                  8.7.1 The Buyer shall be required to indemnify and hold harmless the Shareholders with respect to Losses (other than Losses resulting from a breach by the Buyer of its commitment to pay the Purchase Price as required pursuant to Section 2.3) only if and after the aggregate amount of all such Losses of the Shareholders exceed $250,000, at which point Buyer will be liable for all Losses in excess of $50,000.

                  8.7.2 Except for Losses resulting from the breach by the Buyer of any of the post-closing covenants in Sections 2.3, 2.5, 5.1,5.2 and 5.4, the cumulative aggregate liability of the Buyer shall be limited to $1,000,000.

                                   ARTICLE IX

                            TERMINATION AND EXPENSES

         9.1 TERMINATION. This Agreement may be terminated and the Purchase/Sale and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the Board of Directors of the Buyer and the Board of Directors and Shareholder of the Company:

                  9.1.1 By mutual written consent duly authorized by the Boards of Directors of the Buyer and the Company;

                  9.1.2 By either the Buyer or the Shareholder if the Closing shall not have occurred on or before July 30, 2004 or such later date as may be provided in Section 7.1 or as the parties may have agreed upon in writing; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  9.1.3 By either the Buyer or the Shareholder (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the earlier of the Closing or within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto.

         9.2      EFFECT OF TERMINATION; EXPENSES.

                  9.2.1 In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith terminate, and there shall be no liability on the part of any party hereto, except as otherwise provided below.

                  9.2.2 If this Agreement is terminated as a result of any uncured breach of any material provision of this Agreement, then, the non-breaching party shall have the right to seek and secure recovery from the breaching party for (i) all damages permitted or required under applicable law as a result of such breach and (ii) all out-of-pocket costs and expenses (but in no event in an amount in excess of $50,000), including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

                  9.2.3 In addition to and not instead of the amounts referred to in Section 9.2.2 above, and except as otherwise provided in Section
         9.2.4 below, if the Buyer fails to proceed to a Closing for any reason or for no reason, including without limitation for the reasons set forth in Sections 6.1 or 6.2 hereto, the Down Payment and any Additional Down Payment will be forfeited to the Shareholder, and the Escrow Agent will promptly transfer the Down Payment and any Additional Down Payment to the Shareholder.

                  9.2.4 In addition to and not instead of the amounts referred to in Section 9.2.2 above, if the Shareholder or the Company fail to proceed to a Closing for any reason or for no reason, including without limitation for the reasons set forth in Sections 6.1 or 6.3 hereto, or if the Buyer fails to proceed to a Closing for reasons of Force Majeure, the Down Payment and any Additional Down Payment will be returned to the Buyer, and Escrow Agent will promptly transfer the Down Payment and any Additional Down Payment to the Buyer.

                                    ARTICLE X

                                   ARBITRATION

         10.1 COMPUTATION OF THE PURCHASE PRICE. If either party disputes the amount of the Escrow Consideration payable to the Shareholder pursuant to
Section 2.4, or the amount of the Earnout Consideration pursuant to Section 2.5, then such party shall deliver to the other a written notice describing the dispute which shall include a detailed description of the reasons and/or computations relevant to the dispute, and a demand for a revised amount of Escrow or Earn-Out Consideration (the "Dispute Notice"). If the party receiving the Dispute Notice does not within fifteen (15) days after receiving the Dispute Notice deliver to the other party a notice of objection to the Dispute Notice, which shall include a detailed description of the reasons and/or computations for the objection ("Objection to Dispute Notice"), then the revised amount of Escrow or Earn-Out Consideration set forth in the Dispute Notice shall be final and binding on both Buyer and Shareholder. If an Objection to Dispute Notice is timely delivered to the other party, then resolution of the issues set forth in the Dispute Notice and Objection to Dispute Notice shall be submitted to binding arbitration, in accordance with the provisions of Paragraph 10.2, below. In connection with any Arbitration proceedings commenced to resolve any such dispute, the burden of proof shall be on the party who prepared the Objection to Dispute Notice.

         10.2 ARBITRATION. Except as provided in Section 10.1 with respect to dispute over the computation of the Purchase Price, any dispute between the Buyer and the Shareholder with respect to this Agreement, including, without limitation, any dispute regarding computation of the Purchase Price or any Claim for indemnity under Article VIII, must be submitted to and resolved by arbitration through the American Arbitration Association (the "ASSOCIATION") within one hundred twenty (120) days of either party serving the other party with a written demand for Arbitration. The arbitration will be conducted through the offices of the Association in New York, New York. The arbitration will be implemented under the rules and procedures of the Association for commercial disputes. The decision of the arbitrator(s) will be conclusive and binding upon the Buyer and the Shareholder and will not be subject to any challenge or appeal. The decision of the arbitrator will be enforceable by either party through the order of any court of competent jurisdiction. The prevailing party in any Arbitration proceedings shall be entitled to recover its reasonable attorneys' fees, arbitration costs and other direct expenses.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 INTEREST ON LATE PAYMENTS. If any amount payable by any party is not paid on or before its due date, including, without limitation, any amount determined to be payable based under the procedure specified in this Agreement, then the party obligated for that payment shall be obligated to pay such past due amount, plus interest on such amount at the rate of 7% per annum from the date such amount should have been paid pursuant to the applicable provision of this Agreement to the date of payment.

         11.2 ASSIGNMENT. Except as provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         11.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

         If to the Company, to:

                           Armour of America, Incorporated
                           P.O. Box 1405
                           Beverly Hills, California 90213
                           Attention:  Arthur G. Schreiber and John R. Nehmens
                           Telephone:  (310) 532-0690
                           Fax:        (310) 532-8696
                           E-mail:    aoa@mindspring.com/jnehmens@mindspring.com

                  With a copy to:

                           Yaakov Har-Oz, Esq.
                           Vice President and General Counsel
                           Arotech Corporation
                           250 West 57th Street - Suite 310
                           New York, New York 10107
                           Telephone:  011-972-2-990-6623
                           Fax:        011-972-2-990-6688
                           E-mail:     yaakovh@arotech.com

                  If to the Shareholder:

                           Arthur G. Schreiber
                           211 South Spalding Drive
                           Beverly Hills, California 90212
                           Telephone:  (310) 277-3577
                           Fax:        (310) 277-7957
                           E-mail:     aoa@mindspring.com

                  With a copy to:

                           M. Neil Cummings, Esq.
                           11150 Olympic Boulevard - Suite 1050
                           Los Angeles, California 90064
                           Telephone:  (310) 914-1849
                           Fax:        (310) 914-1853
                           E-mail:     mncassoc@aol.com

                  If to Buyer, to:

                           Arotech Corporation
                           250 West 57th Street - Suite 310
                           New York, New York 10107
                           Attention:  Chairman and CEO
                           Telephone:  (212) 258-3222
                           Fax:        (212) 258-3281
                           E-mail:     ehrlich@arotech.com

                  With a copy to:

                           Yaakov Har-Oz, Esq.
                           Vice President and General Counsel
                           Arotech Corporation
                           250 West 57th Street - Suite 310
                           New York, New York 10107
                           Telephone:  011-972-2-990-6623
                           Fax:        011-972-2-990-6688
                           E-mail:     yaakovh@arotech.com

or at such other address for a party as shall be specified by like notice.

         11.4 EXPENSES. Subject to the provisions of Section 9.2.2, each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not they are completed; provided, however, that the Shareholder shall be required to reimburse the Company for (i) any fees or other expenses payable by the Company to Oppenheimer & Co., Inc., for services rendered in connection with the transactions contemplated by this Agreement and
(ii) any expenses incurred by the Company in connection with the transactions contemplated by this Agreement. In the event of any conflict between this provision and the indemnification or termination provisions of this Agreement, the indemnification or termination provisions, as the case may be, shall control.

         11.5 PUBLICITY. The parties will consult with respect to the appropriate public disclosure to be made with respect to the transactions contemplated hereby, and will make no such disclosure without reasonable notice to the other party prior to such disclosure. Notwithstanding the foregoing, the Company understands that the federal securities laws and applicable stock exchange listing agreements require Buyer to make certain disclosures of material events. Buyer will consult with the Company before providing any information about this Agreement or the Company in accordance with such requirements.

         11.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         11.7 GOVERNING LAW AND DISPUTES. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to its conflict of laws rules thereof. Disputes under this Agreement are to be resolved through arbitration as provided in
Article X above. Any dispute with respect to the validity or applicability of the arbitration provisions of this Agreement or any other dispute that for any reason shall be claimed not to be subject to the arbitration provisions of this Agreement shall be litigated exclusively in the state or federal courts sitting in Wilmington, Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

         11.8 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         11.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, among the parties, or any of them, in connection with such subject matter.

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.


COMPANY:                                   ARMOUR OF AMERICA, INCORPORATED



                                       By:
                                           ---------------------------------
                                           Arthur G. Schreiber, President


BUYER:                                     AROTECH CORPORATION



                                       By:
                                           ---------------------------------
                                           Robert S. Ehrlich, Chairman and CEO


SHAREHOLDER:


                                           ---------------------------------
                                           ARTHUR G. SCHREIBER (113 shares)